Redfin Corporation Employment Offer Letter

May 23, 2022

Anna Stevens
E: [***]

Dear Anna:

Congratulations! We’re writing to extend you an offer to work at Redfin!

Redfin Corporation (“Redfin”) is pleased to offer you the role of Chief Human Resources Officer at Redfin!

We look forward to your first day of work, on August 1, 2022. Your title, assignment, compensation, and the nature of your responsibilities may change from time to time at Redfin’s discretion. You will also be expected to comply with Redfin’s rules, policies and procedures, which may be modified from time to time. The terms of this offer are detailed below.

Compensation: Your gross salary annualized over one year will be $425,000, subject to appropriate tax withholdings and deductions, and payable in accordance with Redfin’s normal payroll cycle. You are classified as an exempt employee and your salary is intended to compensate you for all hours worked. Any increases will be based on your and Redfin’s performance and are not guaranteed. This is a full-time position.

Executive Bonus: Subject to the terms and conditions of Redfin’s Executive Cash Bonus Plan, you are eligible to earn a target annual bonus equal to 50% of your base salary, based on Redfin’s performance during a fiscal year (starting with the 2022 fiscal year) against certain financial and operating goals that are set each year by the Compensation Committee of our Board of Directors (the “Board”); any bonus you earn will be payable on an annual basis in the first quarter following the year, starting in the first quarter of 2023. Your potential bonus will be prorated for the first year you work, based on your actual start date and the number of days you worked in the year. Redfin’s Executive Cash Bonus Plan is subject to change at the discretion of the Compensation Committee of the Board.
Starting Bonus: Redfin will pay you $1,300,000 as a starting bonus, subject to standard withholding and payroll taxes, paid in two installments. The first installment of $750,000 will be paid on the first payroll date following your start date. If for any reason your employment is terminated prior to the one-year anniversary of your start date, you will be responsible for reimbursing Redfin for the first installment of $750,000 in full.
The second installment of $550,000 will be paid on the first payroll date following the one-year anniversary of your start date. If for any reason your employment is terminated after the one-year anniversary of your start date and prior to the two-year anniversary of your start date, you will be responsible for reimbursing Redfin for the second installment of $550,000 in full.

Restricted Stock Units (RSUs): You will be granted a number of Restricted Stock Units that have an aggregate market value of $750,000 on the grant date. On the one-year anniversary of the RSUs' vesting commencement date, 40% of the new-hire RSU grant will vest, subject to your continued employment through such anniversary. The remaining new-hire grant RSUs will vest quarterly, with a total of 30% vesting in the year following the first such anniversary (7.5% per quarter); 20% in the year following the second such anniversary (5% per quarter); and 10% in the year following the third such anniversary (2.5% per quarter), subject to your continued employment through each vesting date. Redfin RSUs have four vesting commencement dates per year (February 20, May 20, August 20, and November 20). The vesting commencement date for your RSUs will be the first vesting commencement date on or following your start date.

Performance-Based Restricted Stock Units (PSUs): You will be granted a number of Performance-Based Restricted Stock Units that have a target aggregate fair market value of $750,000 on the date of grant. PSUs will vest, at an amount ranging from 25% to 200% of the target amount, only to the extent that the Board certifies that Redfin has achieved certain metrics for the three-year period from 2022 to 2024, which performance metrics will be established by the Compensation Committee of the Board. To the extent Redfin doesn’t achieve the minimum performance metric thresholds, no PSUs will vest.

Annual RSU and PSU Grants: You may be eligible to receive additional RSU and PSU grants, at amounts determined by the Board, annually beginning in 2023.

RSUs and PSUs Terms: All RSU and PSU grants are subject to the Board’s approval. Redfin will convert the dollar value of any RSU and PSU grant into a number of RSUs and PSUs based on the average closing price of Redfin’s common stock for the thirty trading days immediately prior to the Board of Directors’ approval date (i.e., the grant date). The value of RSUs and PSUs that you receive may fluctuate after the grant date due to fluctuations in Redfin’s stock price, and the value of RSUs and PSUs on each vesting date cannot be assured. Any RSUs and PSUs you receive will be subject to Redfin’s 2017 Equity Incentive Plan, including vesting requirements. No right to any Redfin common stock is earned or accrued until such time that vesting occurs. Redfin may change, amend, or terminate its 2017 Equity Incentive Plan and equity award policies at any time, including changes to assigned grants, eligibility, and equity targets.

401(k): Redfin offers auto-enrollment into our 401(k) plan administered by Transamerica for regular full-time and part-time employees. You may opt out of the plan or make your own elections within the first two months after your start date. If you take no action, you will be auto enrolled into the Plan on the first of the month following two months of service. The initial auto-enrollment is 3% of gross pay (including bonuses and all other pay) per pay period on a pre-tax basis and will increase by 1% at the beginning of each year, up to a maximum of 10%. Your contributions will be automatically invested into the Vanguard® Target Retirement Target Date Fund designated for your age and anticipated retirement date. Once enrolled, you may change your contribution amounts, investment choices, and default increases at any time. The plan offers a range of investment options and we encourage you to select the funds you feel are best for you. Assistance with fund selection and contribution options is available through our Plan’s consultants, ClearPoint Financial, at 888.557.6471 or coaching@clearpoint401k.com. If you wish to opt out of 401(k) auto-enrollment, you must do so within the first two months of employment. You may complete this opt out, or enroll and make your own investment choices, online through www.ta-retirement.com. Part-time seasonal or temporary employees are not auto enrolled and are eligible to participate after 1000 worked hours. To enroll and make your own investment choices visit www.ta-retirement.com. This is an intentionally brief summary of enrollment in the 401(k) Plan. Additional information will be provided prior to eligibility.

401(k) Match: The first 3% of your income that goes into the 401(k) fund, Redfin will match you dollar for dollar. For the next 2%, we’ll match you 50 cents on the dollar. Our match is capped at $2,000 total. This benefit applies only to U.S. employees.

At-Will Employment: The employment relationship between you and Redfin will be at-will. This means that the employment relationship is for no specific term and may be terminated by either you or Redfin at any time for any or no reason, with or without advance notice. This letter, along with your Business Protection Agreement and Arbitration Agreement with Redfin, supersede any previous arrangements, both oral and written, expressed or implied, regarding the nature of your employment with Redfin. The at-will employment relationship cannot be changed or modified orally, and may only be modified by a formal written employment contract signed by you and the CEO of Redfin, expressly modifying the at-will employment relationship.

Benefits & Other Redfin Policies: During your employment, you may be eligible for employee benefits consistent with Redfin’s practices and in accordance with the terms of applicable benefit plans as they currently exist and subject to any future modifications in Redfin’s discretion. If you accept employment with Redfin you agree to follow Redfin’s rules and policies. Please understand that Redfin reserves the right to modify, supplement, and discontinue all policies, rules, benefit plans and programs at any time and in its sole discretion.

Work Status, Background Check & Proprietary Information Agreement: This offer is contingent upon:
•Verification of your right to work in the United States, as demonstrated by your completion of Form I-9 upon hire and your submission of acceptable documentation (as noted on Form I-9) within 72 hours of commencing work. Redfin is not obligated to sponsor and/or successfully obtain citizenship for any employee under a temporary visa or applying for residency in the United States.
•Satisfactory completion of a background investigation.
•The protection of Redfin’s confidential and proprietary information and technology, customers, and goodwill is of central importance. For this reason, your agreement to the enclosed Business Protection Agreement is a condition of employment with Redfin. The Business Protection Agreement contains provisions including confidentiality, non-solicitation, and for certain senior-level positions only, a non-competition provision. We also ask you to sign the enclosed Arbitration Agreement. Please carefully review both agreements.

This offer of employment is contingent upon all the terms above and is valid until 5:00 p.m. PT on May 27, 2022.

Non-Resident/Non-Citizen Status: Redfin is not obligated to sponsor and/or successfully obtain citizenship for any employee operating under a temporary visa or applying for residency in the United States. For the purposes of federal immigration law, you will be required to provide to Redfin documentary evidence of your identity and eligibility for employment in the United States.

If the understandings stated in this letter are agreeable to you, please electronically sign this letter and the enclosed Business Protection Agreement and Arbitration Agreement. If you need additional time to consider this letter or the enclosed agreements, please ask. We are very pleased to welcome you to Redfin.
We believe that you will thrive here at Redfin, and look forward to building a great business together.

Sincerely,

Redfin Corporation

Accepted:

/s/ Anna Steven_______________        6/3/2022___
Anna Stevens                Date